Exhibit 10.1

ModusLink Global Solutions, Inc.

FY 2010 Executive Management Incentive Plan

1.	Purpose

The objective of the FY 2010 Executive Management Incentive Plan (“2010 EMIP Plan” or “Plan”) is to recognize and reward the achievement of financial, business and management goals that are essential to the success of ModusLink Global Solutions, Inc. and its subsidiaries (the “Company” or “ModusLink Global Solutions”).

2.	Period of Effectiveness

This Plan relates to the 2010 fiscal year, August 1, 2009 to July 31, 2010.

3.	Eligibility

Certain executive employees of ModusLink Global Solutions and its subsidiaries, as determined by the Human Resources and Compensation Committee of the Board of Directors of ModusLink Global Solutions (the “Committee”), are eligible for participation in the 2010 EMIP Plan. (Each such designated person is called a “Participant” in this Plan.)

The Company will issue all Participants a notice of their eligibility and their individual Plan components by providing a document in the form of Appendix B to each eligible Participant. Other eligibility requirements are listed in Section 9 below.

4.	Target Payout Percentage

Participants will be assigned a target payout percentage for the 2010 EMIP Plan, expressed as a percentage of Base Salary (as defined herein). This percentage (the “Target Payout Percentage”) represents the potential bonus that will be earned at full achievement of goals for all Plan components at their “target” levels. The Target Payout Percentage will vary according to the Participant’s position. Actual payout percentage will vary based on the factors described in Section 5 below.

5.	Plan Components and Targets

The Plan payout will be measured based upon achievement against consolidated revenue (“Revenue”), consolidated operating income (“Operating Income”) and consolidated free cash flow from operations (“Free Cash Flow”). A percentage of each Participant’s Target Payout Percentage will be allocated to each of the relevant components for that Participant on a 20%, 40% and 40% basis among Revenue, Operating Income and Free Cash Flow, respectively.

A.	Revenue

Each Participant’s Target Payout Percentage will include a component based on a Revenue target. Each Participant will be informed of (i) the “Threshold Level,” the “Target Level” and the “Maximum Level” for Revenue.

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B.	Operating Income

Each Participant’s Target Payout Percentage will include a component based on an Operating Income target. Each Participant will be informed of the “Threshold Level,” the “Target Level” and the “Maximum Level” for Operating Income.

C.	Free Cash Flow

Each Participant’s Target Payout Percentage will include a component based on a Free Cash Flow target. Each Participant will be informed of the “Threshold Level,” the “Target Level” and the “Maximum Level” for Free Cash Flow.

6.	No Gate

Each component (Revenue, Operating Income, and Free Cash Flow) will be separately considered in calculating performance against targets and therefore no “gate” will apply to payouts under this Plan.

No payout will be made without approval from the Committee.

7.	Calculation of Achievement and Overachievement Adjustments

A.	Revenue

In the event that the Threshold Level for Revenue is achieved, each Participant would be eligible to receive a portion of the Revenue component of his or her Target Payout Percentage based on a pro rata sliding scale running between 25% to 100% based on the spread between the Threshold Level and the Target Level. If Revenue exceeds the Target Level, the total payout made to the Participant for Revenue will be based on a pro rata sliding scale running between 100% and 200% based on the spread between the Target Level and the Maximum Level.

B.	Operating Income

In the event that the Threshold Level for Operating Income is achieved, each Participant would be eligible to receive a portion of the Operating Income component of his or her Target Payout Percentage based on a pro rata sliding scale running between 25% to 100% based on the spread between the Threshold Level and the Target Level. If Operating Income exceeds the Target Level, the total payout made to the Participant for Operating Income will be based on a pro rata sliding scale running between 100% and 200% based on the spread between the Target Level and the Maximum Level.

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C.	Free Cash Flow

In the event that the Threshold Level for Free Cash Flow is achieved, each Participant would be eligible to receive a portion of the Free Cash Flow component of his or her Target Payout Percentage based on a pro rata sliding scale running between 25% to 100% based on the spread between the Threshold Level and the Target Level. If Free Cash Flow exceeds the Target Level, the total payout made to the Participant for Revenue will be based on a pro rata sliding scale running between 100% and 200% based on the spread between the Target Level and the Maximum Level.

8.	Payout Calculations

A.	A Participant’s payout under this EMIP (the “Payout Amount”) will be calculated by multiplying for each component (A) the Target Payout Percentage, by (B) the weight percentage associated with the component per Section 5 above, by (C) the achievement level for such component computed in accordance with Section 7 above, by (D) the Participant’s Base Salary; and then adding the three resulting amounts. For purposes of this EMIP, “Base Salary” is the total actual amount of base salary earned by the Participant during the fiscal year with respect to the period during which the Participant was eligible for EMIP.

B.	If the employee’s Target Payout Percentage changes during the fiscal year, the bonus payout will be pro-rated as follows: The new Target Payout Percentage will apply to the number of full months at the new target. The previous Target Payout Percentage will apply to the prior months.

C.	Results exceeding the Maximum Level will be eligible for additional payouts at the discretion of the Board.

D.	The payments will be made in accordance with the Company’s normal payroll practices.

9.	Specific Eligibility Requirements

A.	To be eligible for any payment under the Plan, a Participant must be an active executive of ModusLink Global Solutions or one of its subsidiaries (subject to Section 9B below) on the date actual Plan payments are made.

B.	Only those employees who become eligible prior to April 30, 2010 will participate in the Plan.

10.	Administration of Plan; Miscellaneous Matters

A.	Payment on any particular occasion of any bonus amount in accordance with this Plan shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under this Plan or otherwise.

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B.	Participants who live and work in a non-United States location will have their Plan payout calculations performed and payouts issued in their local currency, unless a specific ex-patriate or other employment agreement specifically provides otherwise.

C.	The adoption of this Plan shall not be deemed to give any employee the right to be retained in the employ of ModusLink Global Solutions or its subsidiaries or to interfere with the right of the Company to dismiss any employee at any time, for any reason not prohibited by law nor shall it be deemed to give the Company the right to require any employee to remain in its employ.

D.	Payments under this Plan are not to be considered for any purpose as part of the Participant's base salary or wages.

E.	The financial targets assigned and recognized as goals on any of the performance factors may be removed, revised or otherwise modified by the Committee at any time for any reason or for no reason. Performance against the targets shall be determined exclusive of the impact of any acquisitions or divestitures.

F.	The Committee’s interpretation of the Plan is final and in the sole and absolute discretion of the Committee. The Committee shall define and interpret the Plan components in their sole discretion. The Committee reserves the right to make final and binding decisions regarding the amount of incentive, if any, to be paid to any Participant. The Committee also reserves the right to amend, terminate and modify this Plan at any time in its sole discretion with or without notice. Each Participant, by signing a Certificate of Acknowledgment, specifically acknowledges this right.

G.	No Participant or third party acting on behalf of or through a Participant shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any amounts that may be payable hereunder, nor shall any of said amounts be subject to seizure for payment of debt, judgments, alimony or separate maintenance owed by a Participant, or be transferable by operation of law in the event of a bankruptcy, or otherwise.

H.	This Plan is administered by, and all decisions regarding any payments hereunder shall be made from, ModusLink Global Solutions, Inc. regardless of whether a Participant is employed by ModusLink Global Solutions or one of its subsidiaries.

I.	If any term or condition of this Plan is found to be in non-conformance with a given state or federal or other law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.

J.	The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

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Appendix A

Certificate of Acknowledgement

I,                                         , hereby certify that I have read the ModusLink Global Solutions, Inc. FY 2010 Executive Management Incentive Plan. I understand and agree with the terms of the Plan and agree to be bound thereby.

Participant Signature	Date

Printed Name

Witness Signature

Printed Name

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Appendix B

FY 2010 Executive Management Incentive Plan

Participant Information Form

Participant Name:

Target Payout Percentage:

The Target Payout is allocated as follows:

Revenue:	20%
Operating Income:	40%
Free Cash Flow:	40%

The relevant Targets for Participant are as follows:

Revenue

Threshold Level:	$
Target Level:	$
Maximum Level:	$

Operating Income

Threshold Level:	$
Target Level:	$
Maximum Level:	$

Free Cash Flow

Threshold Level:	$
Target Level:	$
Maximum Level:	$

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